CERTIFICATE OF INCORPORATION

                               OF

                        GOTTSCHALKS, INC.


ARTICLE I:  The name of the corporation is Gottschalks, Inc. (the
"Corporation").

ARTICLE II: The address of the registered office of the Corporation in the State of Delaware is 410 South State Street, in the City of Dover, County of Kent. The name of the registered agent of the Corporation at such address is Incorporating
Servicer, LTD.

ARTICLE III: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: The total number of shares of stock which the Corporation shall have authority to issue is Twelve Million (12,000,000) shares, consisting of Ten Million (10,000,000) shares of Common Stock having a par value of $0.01 per share and Two Million (2,000,000) shares of Preferred Stock having a par value of $0.10 per share.

     Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

ARTICLE V: The business and affairs of the Corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

ARTICLE VI: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws.

ARTICLE VII: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ARTICLE VIII: The incorporator is R. Gregory Morgan, whose mailing address is 612 S. Flower Street, Fifth Floor, Los
Angeles, California 90017.

    I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws or the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 5th day of February, 1986.

                              ______________________________
                                   R. Gregory Morgan